Exhibit 4.3

GENTIUM S.p.A.

2007 STOCK OPTION PLAN

(AS AMENDED THROUGH MAY 9, 2011)

TABLE OF CONTENTS

SECTION 1.	PURPOSE	1

SECTION 2.	DEFINITIONS	1

(a)	“ADS”	1

(b)	“Affiliate”	1

(c)	“Award”	1

(d)	“Award Agreement”	1

(e)	“Board”	1

(f)	“Change In Control”	2

(g)	“Code”	2

(h)	“Committee”	2

(i)	“Company”	2

(j)	“Consultant”	2

(k)	“Corporate Transaction”	2

(l)	“Covered Employee”	3

(m)	“Director”	3

(n)	“Disability”	3

(o)	“Employee”	3

(p)	“Exchange Act”	3

(q)	“Exercise Price”	3

(r)	“Fair Market Value”	3

(s)	“Grant”	4

(t)	“Incentive Stock Option” or “ISO”	4

(u)	“Key Employee”	4

(v)	“Non-Employee Director”	4

(w)	“Non-Employee Independent Director”	4

(x)	“Nonstatutory Stock Option” or “NSO”	4

(y)	“Option”	4

(z)	“Optionee”	4

(aa)	“Parent”	5

(bb)	“Participant”	5

(cc)	“Plan”	5

(dd)	“Securities Act”	5

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(ee)	“Service”	5

(ff)	“Share”	5

(gg)	“Stock Option Agreement”	5

(hh)	“Subsidiary”	5

(ii)	“10-Percent Shareholder”	5

SECTION 3.	ADMINISTRATION	5

(a)	Administration by Board	5

(b)	Powers of Board	5

(c)	Delegation to Committee	6

(d)	Effect of Board’s Decision	6

(e)	Indemnification	7

SECTION 4.	ELIGIBILITY	7

(a)	General Rules	7

(b)	Incentive Stock Options	7

(c)	Non-Employee Director Options	7

SECTION 5.	SHARES SUBJECT TO PLAN	8

(a)	Basic Limitation	8

(b)	Additional Shares	8

SECTION 6.	TERMS AND CONDITIONS OF OPTIONS	8

(a)	Stock Option Agreement	8

(b)	Number of Shares	8

(c)	Exercise Price	9

(d)	Exercisability and Term	9

(e)	Modifications or Assumption of Options	9

(f)	Transferability of Options	9

(g)	Restrictions on Transfer	9

(h)	Incentive Stock Option $100,000 Limitation	10

SECTION 7.	PROTECTION AGAINST DILUTION	10

(a)	Adjustments	10

(b)	Participant Rights	10

SECTION 8.	EFFECT OF A CORPORATE TRANSACTION	10

(a)	Merger or Reorganization	10

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(b)	Acceleration	10

SECTION 9.	LIMITATIONS ON RIGHTS	11

(a)	Retention Rights	11

(b)	Shareholders’ Rights	11

(c)	Regulatory Requirements	11

SECTION 10.	WITHHOLDING TAXES	11

(a)	Withholding Obligations	11

SECTION 11.	DURATION AND AMENDMENTS	11

(a)	Term of the Plan	11

(b)	Right to Amend, Suspend or Terminate the Plan	11

(c)	Right to Amend Award	11

SECTION 12.	EXECUTION	12

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GENTIUM S.p.A.
2007 STOCK OPTION PLAN

(AS AMENDED THROUGH MAY 9, 2011)

SECTION 1.	PURPOSE.

This Gentium S.p.A. 2007 Stock Option Plan (the “Plan”) was originally adopted by the Board on March 26, 2007, subject to approval by the Company’s shareholders (which was obtained). The Plan has been amended by action of the Board pursuant to Section 11(b) herein, including increasing the number of authorized Shares for issuance under the Plan to 3,200,000, which capital increase was approved by the Company’s shareholders on May 9, 2011. The purpose of the Plan is to promote the long-term success of the Company and the creation of shareholder value by offering Key Employees an opportunity to acquire a proprietary interest in the success of the Company, or to increase such interest, and to encourage such selected persons to continue to provide services to the Company and to attract new individuals with outstanding qualifications.

The Plan seeks to achieve this purpose by providing for Awards in the form of Options (which may constitute Incentive Stock Options or Nonstatutory Stock Options).

The Plan shall be governed by, and construed in accordance with, the laws of the Republic of Italy. Capitalized terms shall have the meaning provided in Section 2 of the Plan unless otherwise provided in this Plan or the applicable Award Agreement, or other applicable agreement.

SECTION 2.	DEFINITIONS.

(a)          “ADS” means American Depositary Shares issued pursuant to the Deposit Agreement dated June 15, 2005 between the Company and Bank of New York, each ADS representing one Share.

(b)          “Affiliate” means any entity other than a Subsidiary, if the Company and/or one or more Subsidiaries own not less than 50% of such entity. For purposes of determining an individual’s “Service,” this definition shall include any entity other than a Subsidiary, if the Company, a Parent and/or one or more Subsidiaries own not less than 50% of such entity.

(c)          “Award” means any Grant of an Option.

(d)          “Award Agreement” means a written agreement between the Company and a Participant evidencing the terms and conditions of a Grant of an individual Award. Each Award Agreement shall be subject to the terms and conditions of the Plan.

(e)          “Board” means the Board of Directors of the Company, as constituted from time to time.

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(f)          “Change In Control” except as may otherwise be provided in an Award Agreement or other applicable agreement, means the occurrence of any of the following:

(i)          The consummation of a merger or consolidation of the Company with or into another entity or any other corporate reorganization, if more than 50% of the combined voting power of the continuing or surviving entity’s securities outstanding immediately after such merger, consolidation or other reorganization is owned by persons who were not shareholders of the Company immediately prior to such merger, consolidation or other reorganization;

(ii)         The sale, transfer or other disposition of all or substantially all of the Company’s assets;

(iii)        Any transaction as a result of which any person becomes the beneficiary, owner and/or “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Company representing at least 20% of the total voting power represented by the Company’s then outstanding voting securities. For purposes of this Paragraph (iii), the term “person” shall indicate any person and/or entity except for:

(A)         A trustee or other fiduciary holding securities under an employee benefit plan of the Company or a subsidiary of the Company;

(B)         A corporation owned directly or indirectly by the shareholders of the Company in substantially the same proportions as their ownership of Shares; and

(C)         The Company; or

(iv)         A complete liquidation or dissolution of the Company.

(g)          “Code” means the United States Internal Revenue Code of 1986, as amended.

(h)          “Committee” means a committee consisting of one or more members of the Board that is appointed by the Board (as described in Section 3) to administer the Plan.

(i)          “Company” means Gentium S.p.A., a stock corporation organized under the laws of the Republic of Italy.

(j)          “Consultant” means an individual who performs bona fide services to the Company, a Parent, a Subsidiary or an Affiliate other than as an Employee or Director or Non-Employee Director.

(k)          “Corporate Transaction” means the occurrence, in a single transaction or in a series of related transactions, of any one or more of the following events:

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(i)          a sale or other disposition of all or substantially all, as determined by the Board in its discretion, of the consolidated assets of the Company and its Subsidiaries;

(ii)         a merger, consolidation or similar transaction following which the Company is not the surviving corporation; or

(iii)        a merger, consolidation or similar transaction following which the Company is the surviving corporation but the outstanding shares thereof immediately preceding the merger, consolidation or similar transaction are converted or exchanged by virtue of the merger, consolidation or similar transaction into other property, whether in the form of securities, cash or otherwise.

(l)          “Covered Employee” means each of the chief executive officer and the 4 (four) other highest compensated officers of the Company.

(m)         “Director” means a member of the Board who is also an Employee.

(n)          “Disability” means that the Key Employee is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or which has lasted or can be expected to last for a continuous period of not less than 12 months.

(o)          “Employee” means any individual who is an employee of the Company, a Parent, a Subsidiary or an Affiliate. Mere service as a Director or payment of a director’s fee by the Company or an Affiliate shall not be sufficient to constitute “employment” by the Company or an Affiliate.

(p)          “Exchange Act” means the United States Securities Exchange Act of 1934, as amended.

(q)          “Exercise Price” means, the amount for which a Share may be purchased upon exercise of such Option, as specified in the applicable Stock Option Agreement.

(r)          “Fair Market Value” means the market price of Shares, determined by the Committee as follows:

(i)          If ADSs were traded on a stock exchange on the date in question, then the Fair Market Value shall be equal to the closing price reported by the applicable composite transactions report for such date;

(ii)         If the ADSs were traded over-the-counter on the date in question and were classified as a national market issue or small cap issue, then the Fair Market Value shall be equal to the closing price quoted by the NASDAQ system for such date;

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(iii)        If the ADSs were traded over-the-counter on the date in question but were not classified as a national market issue, then the Fair Market Value shall be equal to the mean between the last reported representative bid and asked prices quoted by the applicable trading market for such date; and

(iv)         If none of the foregoing provisions is applicable, then the Fair Market Value shall be determined by the Committee in good faith on such basis as it deems appropriate.

Whenever possible, the determination of Fair Market Value by the Committee shall be based on the prices reported in the Wall Street Journal. Such determination shall be conclusive and binding on all persons.

(s)          “Grant” means any grant of an Award under the Plan.

(t)          “Incentive Stock Option” or “ISO” means an incentive stock option described in Code section 422(b).

(u)          “Key Employee” means an Employee, Director, Non-Employee Director or Consultant who has been selected by the Committee to receive an Award under the Plan.

(v)          “Non-Employee Director” means a member of the Board who is not an Employee.

(w)          “Non-Employee Independent Director” means a Non-Employee Director who:

(i)          is not a current Employee, is not a former Employee who received compensation for prior services in the current year, and has not been an officer of the Company;

(ii)         did not directly or indirectly receive more than $60,000 in remuneration from the Company during the current year, other than director fees; and

(iii)        did not receive more than $60,000 in remuneration from the Company during the prior year, other than director fees.

(x)          “Nonstatutory Stock Option” or “NSO” means a stock option that is not an ISO.

(y)          “Option” means an ISO or NSO granted under the Plan entitling the Optionee to purchase Shares.

(z)           “Optionee” means an individual, estate or other entity that holds an Option.

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(aa)         “Parent” means a “parent corporation,” whether now or hereafter existing, as defined in section 424(e) of the Code.

(bb)         “Participant” means an individual or estate or other entity that holds an Award.

(cc)         “Plan” means this Gentium S.p.A. 2007 Stock Option Plan as it may be amended from time to time.

(dd)         “Securities Act” means the United States Securities Act of 1933, as amended.

(ee)         “Service” means service as an Employee, Director, Non-Employee Director or Consultant. A change in the capacity in which the Participant renders service to the Company or an Affiliate as an Employee, Consultant, Director or Non-Employee Director or a change in the entity for which the Participant renders such service, provided that there is no interruption or termination of the Participant’s service with the Company or an Affiliate, shall not terminate a Participant’s Service. For example, a change in status from an Employee of the Company to a Consultant of an Affiliate or a Director shall not constitute an interruption of Service.

(ff)         “Share” means one ordinary share of the Company.

(gg)         “Stock Option Agreement” means the agreement described in Section 6 evidencing each Grant of an Option.

(hh)         “Subsidiary” means a “subsidiary corporation,” whether now or hereafter existing, as defined in section 424(f) of the Code.

(ii)         “10-Percent Shareholder” means an individual who owns more than ten percent (10%) of the total combined voting power of all classes of outstanding stock of the Company, its Parent or any of its Subsidiaries. In determining stock ownership, the attribution rules of section 424(d) of the Code shall be applied.

SECTION 3.	ADMINISTRATION.

(a)          Administration by Board. The Board shall administer the Plan unless and until the Board delegates administration to a Committee, as provided in Section 3(c).

(b)          Powers of Board. The Board shall have the power, subject to, and within the limitations of, the express provisions of the Plan:

(i)          to determine from time to time which of the persons eligible under the Plan shall be granted Awards; when and how each Award shall be granted; the provisions of each Award granted (which need not be identical), including the time or times when a person shall be permitted to receive Shares pursuant to an Award; and the number of Shares with respect to which an Award shall be granted to each such person;

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(ii)         to construe and interpret the Plan, and Awards granted under it, and to establish, amend and revoke rules and regulations for its administration. The Board, in the exercise of this power, may correct any defect, omission or inconsistency in the Plan or in any Award Agreement, in a manner and to the extent it shall deem necessary or expedient to make the Plan fully effective;

(iii)        to amend the Plan or an Award as provided in Section 11;

(iv)         to terminate or suspend the Plan as provided in Section 11; and

(v)          generally, to exercise such powers and to perform such acts as the Board deems necessary or expedient to promote the best interests of the Company which are not in conflict with the provisions of the Plan.

(c)          Delegation to Committee.

(i)          The Board may delegate administration of the Plan to a Committee or Committees of the Board, and the term “Committee” shall apply to persons to whom such authority has been delegated. If administration is delegated to a Committee, the Committee shall have, in connection with the administration of the Plan, the powers theretofore possessed by the Board (and references in this Plan to the Board shall thereafter be to the Committee), subject, however, to such resolutions, not inconsistent with the provisions of the Plan, as may be adopted from time to time by the Board. The Board may abolish the Committee at any time and revest in the Board the administration of the Plan.

(ii)         With respect to Awards granted to any Covered Employee, the Committee shall consist of those individuals who are outside Non-Employee Independent Directors.

The Board may also appoint one or more separate committees of the Board, each composed of directors of the Company who need not to be outside Non-Employee Independent Directors.

Notwithstanding the foregoing, the Board shall constitute the Committee and shall administer the Plan with respect to all Awards granted to Non-Employee Directors.

(d)          Effect of Board’s Decision. All determinations, interpretations and constructions made by the Board are not subject to review by any person and shall be final, binding and conclusive on all persons pursuant to the relevant Italian law provisions.

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(e)          Indemnification. Each member of the Committee, or of the Board, shall be indemnified and held harmless by the Company against and from (i) any loss, cost, liability, or expense that may be imposed upon or reasonably incurred by him or her in connection with or resulting from any claim, action, suit, or proceeding to which he or she may be a party or in which he or she may be involved by reason of any action taken or failure to act under the Plan or any Award Agreement, and (ii) from any and all amounts paid by him or her in settlement thereof, with the Company’s approval, or paid by him or her in satisfaction of any judgment in any such claim, action, suit, or proceeding against him or her, provided he or she shall give the Company an opportunity, at its own expense, to handle and defend the same before he or she undertakes to handle and defend it on his or her own behalf, except for the case of fraud or gross negligence. The foregoing right of indemnification shall not be exclusive of any other rights of indemnification to which such persons may be entitled under the Company’s Certificate of Incorporation or Bylaws, by contract, as a matter of law, or otherwise, or under any power that the Company may have to indemnify them or hold them harmless.

SECTION 4.	ELIGIBILITY.

(a)          General Rules. Only Employees, Directors, Non-Employee Directors and Consultants shall be eligible for designation as Key Employees by the Committee.

(b)          Incentive Stock Options. A Key Employee who is a 10-Percent Shareholder shall not be eligible for the grant of an ISO unless the requirements set forth in Sections 6(c) and 6(d) with respect to ISOs.

(c)          Non-Employee Director Options. Non-Employee Directors shall also be eligible to receive Options as described in this Section 4(c).

(i)          Each Non-Employee Director shall be eligible to be granted an NSO to purchase a number of Shares (and upon such terms consistent with the Plan) as determined by the Board and, if required by applicable law, approved by the Company’s shareholders (subject to adjustment under Section 7(a)) as a result of his or her initial election to the Board as a Non-Employee Director.

(ii)         Upon the conclusion of each regular annual meeting of the Company’s shareholders following his or her initial election, each eligible Non-Employee Director who is re-elected as a Non-Employee Director shall be eligible to receive an NSO to purchase a number of Shares (and upon such terms consistent with the Plan) as determined by the Board and, if required by applicable law, approved by the Company’s shareholders (subject to adjustment under Section 7(a)).

(iii)        All NSOs granted to Non-Employee Directors under this Section 4(c) shall vest and become exercisable provided the individual is serving as a Non-Employee Director of the Company as of the vesting date as follows: one-twelfth of the total Shares subject to the NSO (rounded to nearest whole number) on each monthly anniversary of the date of grant.

(iv)         All NSOs granted to Non-Employee Directors under this Section 4(c) shall become exercisable in full in the event of Change in Control with respect to the Company.

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(v)          The Exercise Price under all NSOs granted to a Non-Employee Director under this Section 4(c) shall be equal to one hundred percent (100%) of the Fair Market Value of a Share on the date of grant, but in no event at the date of exercise less than (a) Euro 3.02 per Share if the NSO is granted before April 30, 2010, (b) Euro 1.94 per Share if the NSO is granted before May 9, 2011 (and after April 30, 2010), or (c) Euro 2.12 per Share if the NSO is granted on or after May 9, 2011.

(vi)         All NSOs granted to a Non-Employee Director under this Section 4(c) shall terminate on the earlier of:

(A)         March 26, 2022; or

(B)         The date ninety (90) days after the termination of such Non-Employee Director’s Service for any reason.

SECTION 5.	SHARES SUBJECT TO PLAN.

(a)          Basic Limitation. Subject to the provisions of Section 7(a), the stock issuable under the Plan shall be authorized but unissued Shares or treasury Shares (the latter, within the limits set forth under Italian law). The aggregate number of Shares reserved for Awards under the Plan shall not exceed 3,200,000 Shares.

(b)          Additional Shares. If Awards are forfeited or terminate for any other reason before being exercised, then the Shares underlying such Awards shall again become available for Awards under the Plan.

SECTION 6.	TERMS AND CONDITIONS OF OPTIONS.

(a)          Stock Option Agreement. Each Grant of an Option under the Plan shall be evidenced by a Stock Option Agreement between the Optionee and the Company. Such Option shall be subject to all applicable terms and conditions of the Plan and may be subject to any other terms and conditions that are not inconsistent with the Plan and that the Committee deems appropriate for inclusion in a Stock Option Agreement. The provisions of the various Stock Option Agreements entered into under the Plan need not be identical. A Stock Option Agreement may provide that new Options will be granted automatically to the Optionee when he or she exercises the prior Options. The Stock Option Agreement shall also specify whether the Option is an ISO or an NSO.

(b)          Number of Shares. Each Stock Option Agreement shall specify the number of Shares that are subject to the Option and shall provide for the adjustment of such number in accordance with Section 7(a).

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(c)          Exercise Price. An Option’s Exercise Price shall be established by the Board or the Committee and set forth in a Stock Option Agreement. The Exercise Price of an ISO shall not be less than the higher of (i) 100% of the Fair Market Value (110% for 10-Percent Shareholders) of a Share on the date of Grant, or (ii) an amount corresponding, as of the date of exercise, to Euro 3.02 per Share if the ISO is granted before April 30, 2010, or Euro 1.94 per Share if the ISO is granted before May 9, 2011 (and after April 30, 2010), or Euro 2.12 if the ISO is granted on or after May 9, 2011. The Exercise Price of an NSO shall not be less than the higher of (i) 100% of the Fair Market Value of a Share on the date of Grant, or (ii) an amount corresponding, as of the date of exercise, to Euro 3.02 per Share if the NSO is granted before April 30, 2010, or Euro 1.94 per Share if the NSO is granted before May 9, 2011 (and after April 30, 2010), or Euro 2.12 if the NSO is granted on or after May 9, 2011. All Exercise Prices must be paid in cash in compliance with the relevant Italian law provisions.

(d)          Exercisability and Term. Each Stock Option Agreement shall specify the date when all or any installment of the Option is to become exercisable. The Stock Option Agreement shall also specify the term of the Option; provided that the term of an ISO shall in no event end after March 26, 2022. No Option can be exercised after the expiration date provided in the applicable Stock Option Agreement. A Stock Option Agreement may provide for accelerated exercisability in the event of the Optionee’s death, Disability or retirement or other events and may provide for expiration prior to the end of its term in the event of the termination of the Optionee’s Service. A Stock Option Agreement may permit an Optionee to exercise an Option before it is vested, subject to the Company’s right of repurchase over any Shares acquired under the unvested portion of the Option (an “early exercise”), which right of repurchase shall (i) lapse at the same rate the Option would have vested had there been no early exercise and (ii) be exercised by the Company only within the strict limits and in compliance with the provisions of the Italian Civil Code. In no event shall the Company be required to issue fractional Shares upon the exercise of an Option.

(e)          Modifications or Assumption of Options. Within the limitations of the Plan, the Board or the Committee may modify, extend or assume outstanding stock options or may accept the cancellation of outstanding stock options (whether granted by the Company or by another issuer) in return for the grant of new Options for the same or a different number of Shares and at the same or a different Exercise Price. The foregoing notwithstanding, no modification of an Option shall, without the consent of the Optionee, alter or impair his or her rights or obligations under such Option.

(f)          Transferability of Options. Except as otherwise provided in the applicable Stock Option Agreement and then only to the extent permitted by applicable law, no Option shall be transferable by the Optionee other than by will or by the laws of descent and distribution. Except as otherwise provided in the applicable Stock Option Agreement, an Option may be exercised during the lifetime of the Optionee only or by the guardian or legal representative of the Optionee. No Option or interest therein may be assigned, pledged or hypothecated by the Optionee during his or her lifetime, whether by operation of law or otherwise, or be made subject to execution, attachment or similar process.

(g)          Restrictions on Transfer. Any Shares issued upon exercise of an Option shall be subject to such rights of repurchase, rights of first refusal and other transfer restrictions as the Committee may determine. Such restrictions shall apply in addition to any restrictions that may apply to holders of Shares generally and shall also comply to the extent necessary with applicable law.

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(h)          Incentive Stock Option $100,000 Limitation. To the extent that the aggregate Fair Market Value (determined at the time of grant) of the Shares with respect to which ISOs are exercisable for the first time by any Optionee during any calendar year (under all plans of the Company and its Affiliates) exceeds one hundred thousand dollars ($100,000), the Options or portions thereof which exceed such limit (according to the order in which they were granted) shall be treated as NSOs.

SECTION 7.	PROTECTION AGAINST DILUTION.

(a)          Adjustments. In the event of a subdivision of the outstanding Shares, a declaration of a dividend payable in Shares, a declaration of a dividend payable in a form other than Shares in an amount that has a material effect on the price of Shares, a combination or consolidation of the outstanding Shares (by reclassification or otherwise) into a lesser number of Shares, a recapitalization, reorganization, merger, liquidation, spin-off or a similar occurrence (all without the receipt of consideration), the Board or the Committee shall make such adjustments as it, in its reasonable discretion, deems appropriate in order to prevent the dilution or enlargement of rights hereunder in one or more of:

(i)          the number of Shares subject to automatic Grants under Section 4(c) and the number of Shares available for future Awards under Section 5(a);

(ii)         the number of Shares covered by each outstanding Award; or

(iii)        the Exercise Price under each outstanding Option.

(b)          Participant Rights. Except as provided in this Section 7, a recipient of an Award shall have no rights by reason of any issue by the Company of stock of any class or securities convertible into stock of any class, any subdivision or consolidation of shares of stock of any class, the payment of any stock dividend or any other increase or decrease in the number of shares of stock of any class.

SECTION 8.	EFFECT OF A CORPORATE TRANSACTION.

(a)          Merger or Reorganization. In the event that the Company is a party to a Corporate Transaction, outstanding Awards shall be subject to the terms and conditions of the agreement memorializing such Corporate Transaction. Such agreement may provide, without limitation, for the assumption or substitution of outstanding Awards by the surviving corporation or its parent, for their continuation by the Company (if the Company is a surviving corporation), for accelerated vesting or for their cancellation with or without consideration.

(b)          Acceleration. The Committee may determine, at the time of granting an Award, or thereafter, that such Award shall become fully exercisable as to all Shares subject to such Award in the event that a Change in Control occurs with respect to the Company.

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SECTION 9.	LIMITATIONS ON RIGHTS.

(a)          Retention Rights. Neither the Plan nor any Award granted under the Plan shall be deemed to give any individual a right to remain an Employee, Consultant or Director of the Company. The Company reserves the right to terminate the Service of any person at any time, and for any reason, subject to applicable laws, the Company’s Certificate of Incorporation and Bylaws and a written employment agreement (if any).

(b)          Shareholders’ Rights. A Participant shall have no dividend rights, voting rights or other rights as a stockholder with respect to any Shares covered by his or her Award prior to the issuance of a stock certificate, or similar means of representations of the Shares, for such Shares. No adjustment shall be made for cash dividends or other rights for which the record date is prior to the date when such certificate is issued, except as expressly provided in Section 7.

(c)          Regulatory Requirements. Any other provision of the Plan notwithstanding, the obligation of the Company to issue Shares under the Plan shall be subject to all applicable laws, rules and regulations and such approval by any regulatory body as may be required. The Company reserves the right to restrict, in whole or in part, the delivery of Shares pursuant to any Award prior to the satisfaction of all legal requirements relating to the issuance of such Shares, to their registration, qualification or listing or to an exemption from registration, qualification or listing.

SECTION 10.	WITHHOLDING TAXES.

(a)          Withholding Obligations. The Company will be entitled to make any applicable withholding or deduction on account of any taxes or social security contributions due on benefits derived from the Plan pursuant to applicable law. A Participant shall make arrangements satisfactory to the Company for the satisfaction of such tax or social security obligations that arise in connection with his or her Award. The Company shall not be required to issue any Shares or make any cash payment under the Plan until such obligations are fully satisfied.

SECTION 11.	DURATION AND AMENDMENTS.

(a)          Term of the Plan. The Plan shall terminate on March 26, 2022 or on any earlier date pursuant to Section 11(b) of the Plan.

(b)          Right to Amend, Suspend or Terminate the Plan. The Board may amend, suspend or terminate the Plan at any time and for any reason. The suspension or termination of the Plan, or any amendment thereof, shall not affect any Award previously granted under the Plan. No Awards shall be granted under the Plan after the Plan’s suspension or termination. An amendment of the Plan shall be subject to the approval of the Company’s shareholders only to the extent required by applicable laws, regulations or rules.

(c)          Right to Amend Award. The Board at any time, and from time to time, may amend the terms of any one or more Awards; provided, however, that the rights under any Award shall not be impaired by any such amendment unless (i) the Company requests the consent of the Participant and (ii) the Participant consents in writing.

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SECTION 12.	EXECUTION.

To record the adoption of the Plan by the Board, the Company has caused its duly authorized officer to execute this Plan on behalf of the Company.

Gentium S.p.A.

Khalid Islam
Chief Executive Officer

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